Exhibit 99.2

KL Acquisition Corp Announces Closing of its Initial Public Offering and Full Exercise of Underwriter’s Over-Allotment Option

NEW YORK, NY, January 12, 2021 /PRNewswire/ -- KL Acquisition Corp (NASDAQ: KLAQU) (the “Company”) today announced the completion of its initial public offering of 28,750,000 units at a price of $10.00 per unit, which includes 3,750,000 units issued pursuant to the full exercise of the underwriter’s over-allotment option, for aggregate gross proceeds to the Company of $287,500,000. The Company’s units began trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “KLAQU” on January 8, 2021. Each unit issued in the offering consists of one share of the Company’s Class A common stock and one-third of one warrant, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “KLAQ” and “KLAQW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies in the healthcare or healthcare-related sectors. The Company is led by Chief Executive Officer and Chairman of the Board of Directors, Doug Logigian. The sponsor of the Company is KL Sponsor LLC, an affiliate of Kennedy Lewis Management LP, a leading alternative asset manager with significant investment experience and dedicated healthcare expertise with a focus on life sciences.

Goldman Sachs & Co. LLC is acting as sole book-running manager for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526 or by emailing prospectus-ny@ny.email.gs.com.

A registration statement relating to these securities has been filed with, and was declared effective by, the Securities and Exchange Commission (“SEC”) on January 7, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Doug Logigian

Chief Executive Officer

KL Acquisition Corp

Tel: (212) 782-3480

Email: ir@klacquisitioncorp.com